KOHL'S CORPORATION REPORTS JANUARY COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - February 2, 2012 -- Kohl's Corporation (NYSE: KSS) reported today that for the four-week month ended January 28, 2012 total sales increased 2.4 percent and comparable store sales increased 0.6 percent over the four-week month ended January 29, 2011. For the year, total sales increased 2.2 percent and comparable store sales increased 0.5 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "January's sales were in-line with our expectations.  I am pleased to report that we achieved our goal of $1 billion in E-Commerce revenues in fiscal 2011.  The E-Commerce business was a key contributor to our fiscal 2011 sales performance and we plan to build on its momentum in 2012.  Additionally, strong expense management during the quarter contributed to better-than-expected profitability."

			% Change .
	Total Sales .		Total Sales .		Comparable Sales .
($ in millions)	2011 .	2010 .	2011 .	2010 .	2011 .	2010 .
January	$ 844	$ 825	2.4%	3.4%	0.6%	1.4%
Quarter	6,018	6,038	(0.3)	6.3	(2.1)	4.3
Year	18,804	18,391	2.2	7.1	0.5	4.4

As a result of its January performance, the Company is increasing its fourth quarter diluted earnings per share guidance from $1.70 - $1.73 to $1.79 - $1.80 and its fiscal 2011 guidance from $4.20 - $4.23 per diluted share to $4.29 - $4.30 per diluted share.

The Company operates 1,127 stores in 49 states, compared to 1,089 stores at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available from 8:30 a.m. ET on Thursday, February 2, 2012 until 8:30 p.m. ET on Friday, February 3, 2012. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Fourth Quarter 2011 Earnings Conference Call

On Thursday, February 23, 2012, the Company will report its fourth quarter earnings at 7:00 a.m. ET and host a conference call at 8:30 a.m. ET. The phone number for the conference call will be (706) 902-0486 and the conference ID will be 41360705. Replays of the call will be available for 30 days by dialing (855) 859-2056 or (404) 537-3406 and referencing Conference ID 41360705.  The conference call will also be accessible via the Company's web site at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K/A, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl's operates 1,127 stores in 49 states. In support of the communities it serves, Kohl's has raised more than $180 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Investor Relations:

Wes McDonald, Sr. Executive Vice President & Chief Financial Officer, (262) 703-1893

Media:

Vicki Shamion, Sr. Vice President - Public Relations, (262) 703-1464